                                                      Exhibit 99.B - (d)(18)(iv)

[ING FUNDS LOGO]

March 30, 2005

ING Partners, Inc.
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258-2034

Re: Expense Limitations

Ladies and Gentlemen:

     By our execution of this letter agreement, intending to be legally bound hereby, ING Funds Services, LLC ("ING Funds Services"), the Administrator of ING American Century Small Cap Value Portfolio, ING Baron Small Cap Growth Portfolio and ING Van Kampen Comstock Portfolio, three series of ING Partners, Inc. (the "Portfolios"), agrees that in order to increase the competitiveness of the established expense ratios of the Portfolios, ING Funds Services shall, from May 1, 2005 through and including May 1, 2006, waive all or a portion of its administrative services fee and/or reimburse expenses in amounts necessary so that after such waivers and/or reimbursements, the maximum total operating expense ratios of the Portfolios shall be as follows:

                                                      MAXIMUM OPERATING EXPENSE RATIOS
NAME OF FUND                                       (AS A PERCENTAGE OF AVERAGE NET ASSETS)
------------                                       ---------------------------------------
                                                                   CLASSES
                                                                   -------
                                                    INITIAL        SERVICE          TARGET
                                                    -------        -------          ------
ING American Century Small Cap Value Portfolio       1.30%          1.55%            1.80%

ING Baron Small Cap Growth Portfolio                 1.20%          1.45%            1.70%

ING Van Kampen Comstock Portfolio                    0.88%          1.13%            1.38%

     Please indicate your agreement to this reduction in fee by executing below in the place indicated.

                                            ING Funds Services, LLC


                                            By:   /s/ Michael J. Roland
                                                  ------------------------------
                                                  Michael J. Roland
                                                  Executive Vice President

Accepted:


By:  /s/ Robert S. Naka
     ------------------------------
     Robert S. Naka
     Senior Vice President
     ING Partners, Inc.


7337 E. Doubletree Ranch Rd.      Tel: 480-477-3000      ING Funds Services, LLC
Scottsdale, AZ 85258-2034         Fax: 480-477-2700
                                  www.ingfunds.com